Exhibit 1.1

THE WORNICK COMPANY

$125,000,000 10 7/8% Senior Secured Notes due 2011

PURCHASE AGREEMENT

June 24, 2004

JEFFERIES & COMPANY, INC.
CIBC WORLD MARKETS CORP.
c/o Jefferies & Company, Inc.
11100 Santa Monica Boulevard
10th Floor
Los Angeles, California  90025

Ladies and Gentlemen:

Each of The Wornick Company, a Delaware corporation (the “Company”), and each Guarantor (as defined below) hereby agrees with you as follows:

1.     Issuance of Securities.  The Company proposes to issue and sell to the initial purchasers listed on Schedule 1 hereto (each, an “Initial Purchaser” and, together, the “Initial Purchasers”), and the Initial Purchasers propose to purchase, $125,000,000 aggregate principal amount of the Company’s 10 7/8% Senior Secured Notes due 2011, Series A (the “Series A Notes”).  The Series A Notes will be issued pursuant to an indenture (the “Indenture”), to be dated as of the Closing Date (as defined below), among the Company, the Guarantors, and U.S. Bank National Association, as trustee (the “Trustee”).  The Series A Notes and the Series B Notes (as defined below), each with the Guarantee (as defined below) endorsed thereon, are collectively referred to herein as the “Notes.”

Each of the entities listed on Schedule 2 hereto and any future subsidiary guarantors party to the Indenture (such entities and such future subsidiary guarantors, each a “Guarantor” and collectively the “Guarantors”) will jointly and severally, fully and unconditionally guarantee on a senior secured basis, the obligations under the Indenture, the Notes and the Security Documents (as defined below), including the payment of principal of and interest, premium, if any, and Liquidated Damages (as defined in the Offering Circular (as defined below)), if any, on the Notes (the “Guarantees”).  The Company and the Guarantors are sometimes collectively referred to herein as the “Company Entities.”

Pursuant to the terms of the Security Documents, all of the respective obligations of the Company Entities under the Indenture, the Notes and the Guarantees will be secured by security interests in, or pledges of (the “Security Interests”), substantially all of the assets (other than certain excluded assets) of the Company, the Guarantors and the Company’s future restricted subsidiaries, and all of the shares of capital stock of and membership and partnership interests in the Guarantors and the Company’s future restricted subsidiaries (subject to certain exceptions), in each case as set forth in the Offering Circular (the “Collateral”).

The Series A Notes will be offered and sold to the Initial Purchasers pursuant to exemptions from the registration requirements under the Securities Act of 1933, as amended (the “Act”).  The Company and the Guarantors have prepared a preliminary offering circular, dated June 14, 2004 (the “Preliminary Offering Circular”), and a final offering circular, dated June 24, 2004 (the “Offering Circular”), relating to the offer and sale of the Series A Notes (the “Offering”).

Upon original issuance thereof, and until such time as the same is no longer required under the Indenture or the applicable requirements of the Act, the Series A Notes shall bear the following legend:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS.  NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.  THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER THIS SECURITY, PRIOR TO THE DATE WHICH IS TWO YEARS (OR SUCH OTHER PERIOD THAT MAY HEREAFTER BE PROVIDED UNDER RULE 144(k) UNDER THE SECURITIES ACT AS PERMITTING RESALES OF RESTRICTED SECURITIES BY NON-AFFILIATES WITHOUT RESTRICTION) AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH EITHER OF THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY) (THE “RESALE RESTRICTION TERMINATION DATE”) ONLY (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THIS SECURITY IS ELIGIBLE FOR RESALE PURSUANT TO RULE

144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A) THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF SUBPARAGRAPH (a)(1), (2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THIS SECURITY FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL “ACCREDITED INVESTOR,” FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (E) OR (F) ABOVE TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATIONS AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE AND IN EACH CASE IN ACCORDANCE WITH APPLICABLE SECURITIES LAWS OF ANY U.S. STATE OR ANY OTHER APPLICABLE JURISDICTION.  THE HOLDER OF THIS SECURITY AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.  THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

2.     Agreements to Sell and Purchase.  On the basis of the representations, warranties and agreements contained herein, and subject to the terms and conditions hereof, the Company shall issue and sell to each of the Initial Purchasers (and, in order to induce the Initial Purchasers to purchase the Series A Notes, the Guarantors shall enter into the Guarantees and the Company Entities shall grant the Security Interests), and each of the Initial Purchasers, severally and not jointly, shall purchase from the Company, the principal amount of Series A Notes set forth opposite the name of such Initial Purchaser on Schedule 1 hereto.  The purchase price for the Series A Notes shall be 97% of the principal amount thereof.

3.     Terms of Offering.  The Initial Purchasers have advised the Company that the Initial Purchasers will make offers to sell (the “Exempt Resales”) the Series A Notes purchased by the Initial Purchasers hereunder on the terms set forth in the Offering Circular, as amended or supplemented, solely to persons whom the Initial Purchasers reasonably believe to be (a) ”qualified institutional buyers,” as defined in Rule 144A under the Act (“QIBs”), (b) persons permitted to purchase Series A Notes in offshore transactions in reliance upon Regulation S under the Act (each, a “Regulation S Purchaser”) or (c) a limited number of institutional “accredited investors,” as defined in Rule 501(a)(1), (2), (3) or (7) under the Act that make certain representations and warranties to the Company as set forth in the Accredited Investor Letter (the “Accredited Investor Letter”) attached as Annex A to the Offering Circular (“Accredited Investors” and, together with QIBs and Regulation S Purchasers, “Eligible Purchasers”).

Holders of the Series A Notes (including subsequent transferees) will have the registration rights set forth in the registration rights agreement (the “Registration Rights Agreement”), to be executed on and dated as of the Closing Date.  Pursuant to the Registration Rights Agreement, the Company and the Guarantors will agree, among other things, to file with the Securities and Exchange Commission (the “Commission”) under the circumstances set forth therein (a) a registration statement under the Act (the “Exchange Offer Registration Statement”) relating to, among other things, the 10 7/8% Senior Secured Notes due 2011, Series B, of the Company (the “Series B Notes”), identical in all material respects to the Series A Notes, including with respect to the Guarantees thereof (except that the Series B Notes shall have been registered pursuant to such registration statement and not subject to the transfer restrictions), to be offered in exchange for the Series A Notes (such offer to exchange being referred to as the “Registered Exchange Offer”), and (b) under certain circumstances, a shelf registration statement pursuant to Rule 415 under the Act (the “Shelf Registration Statement”) relating to the resale by certain holders of the Series A Notes.

On the Closing Date, the Company Entities will enter into certain security agreements, pledge agreements and other collateral documents (collectively, the “Security Documents”), that will provide for the grant of the Security Interests in the Collateral to the Trustee, as collateral agent for the Trustee and the holders of the Notes (in such capacity, the “Secured Party”).  The Security Interests will secure the payment and performance when due of all of the respective obligations of the Company Entities under the Indenture, the Notes and the Guarantees.

In addition, on the Closing Date, the Company expects to enter into a new senior secured credit facility (the “New Credit Facility”).  In connection with entering into the New Credit Facility, the Trustee and the lender under the New Credit Facility shall enter into an Intercreditor Agreement, to be dated as of the Closing Date, in a form reasonably satisfactory to the Initial Purchasers, which form shall be attached as an exhibit to the Indenture (the “Intercreditor Agreement”).

As described in the Offering Circular under “The Transactions,” proceeds from the issuance and sale of the Series A Notes, together with cash of the Company, will be used to consummate the acquisition (the “Acquisition”) by the Company and the Subsidiaries (as defined below) of substantially all of the assets of The Wornick Company, a Nevada corporation (the “Predecessor”), and its subsidiaries, pursuant to an Assets Purchase and Sale Contract, dated as of December 3, 2003 and amended as of May 4, 2004 (as so amended, the “Purchase and Sale Contract”). The Purchase and Sale Contract provides for the purchase by the Company and the Subsidiaries, and the sale by the Predecessor and its subsidiaries, of their business as a going concern, including substantially all of their operating assets, and the assumption of certain of the liabilities of the Predecessor and its subsidiaries.

This Agreement, the Indenture, the Registration Rights Agreement, the Notes, the Guarantees and the Security Documents collectively are referred to herein as the “Operative Documents.”  The Purchase and Sale Contract, the New Credit Facility and the Intercreditor Amendment together with the Operative Documents collectively are referred to herein as the “Transaction Documents.”  The transactions contemplated by the Transaction Documents, including, without limitation, the Offering and the application of the proceeds therefrom as described in the Offering Circular, the issuance and sale of the Notes in accordance with this Agreement, the creation, grant, recording and perfection of the Security Interests, and the initial borrowing (if any) under the New Credit Facility on the Closing Date, collectively are referred to herein as the “Transactions.”

4.     Delivery and Payment.  Delivery to the Initial Purchasers of and payment for the Series A Notes shall be made at a Closing (the “Closing”) to be held at 9:00 a.m., New York City time, on June 30, 2004, or such later date as may be agreed between the Initial Purchasers and the Company (such time and date, the “Closing Date”) at the offices of Winston & Strawn LLP, 200 Park Avenue, New York, New York 10166, or such other location as may be agreed between the Initial Purchasers and the Company.

The Company shall deliver to the Initial Purchasers one or more certificates representing the Series A Notes (the “Global Securities”), each in definitive form, registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”), or such other names as the Initial Purchasers may request upon at least one Business Day notice to the Company, in respective amounts corresponding to the respective aggregate principal amounts of the Series A Notes sold pursuant to Exempt Resales to QIBs, to Accredited Investors and to non-U.S. persons under

Regulation S, in each case against payment by the Initial Purchasers of the purchase price therefor by immediately available Federal funds bank wire transfer to such bank account as the Company shall designate to the Initial Purchasers at least two Business Days prior to the Closing.  “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

The Global Securities in definitive form shall be made available to the Initial Purchasers for inspection at the offices of Winston & Strawn LLP, 200 Park Avenue, New York, New York 10166 (or such other place as shall be acceptable to the Initial Purchasers) not later than 9:30 a.m., New York City time, one Business Day immediately preceding the Closing Date.

5.     Agreements of the Company Entities.  Each of the Company Entities, jointly and severally, hereby agrees:

(a)           Certain Events.  To (i) advise the Initial Purchasers promptly after obtaining knowledge (and, if requested by the Initial Purchasers, confirm such advice in writing) of (A) the issuance by any state securities commission of any stop order suspending the qualification or exemption from qualification of any of the Series A Notes for offer or sale in any jurisdiction, or the initiation of any proceeding for such purpose by any state securities commission or other regulatory authority, and (B) the happening of any event as a result of which the Offering Circular, as then amended or supplemented, would include any untrue statement of a material fact, or would omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (ii) use its best efforts to prevent the issuance of any stop order or order suspending the qualification or exemption from qualification of any of the Notes under any state securities or Blue Sky laws, and (iii) if at any time any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of any of the Series A Notes under any such laws, use its best efforts to obtain the withdrawal or lifting of such order at the earliest possible time.

(b)           Offering Circular.  To (i) furnish the Initial Purchasers and those persons identified by the Initial Purchasers to the Company, without charge, as many copies of the Preliminary Offering Circular and the Offering Circular, and any amendments or supplements thereto, as the Initial Purchasers may reasonably request, and (ii) promptly prepare, upon the Initial Purchasers’ reasonable request, any amendment or supplement to the Offering Circular that the Initial Purchaser deems may be necessary in connection with Exempt Resales (and the Company Entities hereby consent to the use of the Preliminary Offering Circular and the Offering Circular, and any amendments and supplements thereto, by the Initial Purchaser in connection with Exempt Resales).

(c)           Notice of Amendment or Supplement.  Not to amend or supplement the Offering Circular prior to the Closing Date, or at any time prior to the completion of the resale by the Initial Purchasers of all of the Series A Notes, unless the Initial Purchasers shall previously have been advised thereof and shall not have objected thereto.

(d)           Preparation of Amendments and Supplements.  At any time prior to the completion of the resale by the Initial Purchasers of all of the Series A Notes, (i) if any event shall occur as a result of which, in the reasonable judgment of the Company or the Initial Purchasers or their respective counsel, it becomes necessary or advisable to amend or supplement the Offering Circular in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary to amend or supplement the Offering Circular to comply with Applicable Law (as defined below), forthwith to prepare an appropriate amendment or supplement to the Offering Circular (in form and substance reasonably satisfactory to the Initial Purchasers) so that as so amended or supplemented, (A) the Offering Circular will not include an untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (B) the Offering Circular will comply with Applicable Law, and (ii) if it becomes necessary or advisable to amend or supplement the Offering Circular so that the Offering Circular will contain all of the information specified in, and meet the requirements of, Rule 144A(d)(4) under the Act, forthwith to prepare an appropriate amendment or supplement to the Offering Circular (in form and substance reasonably satisfactory to the Initial Purchasers) so that the Offering Circular, as so amended or supplemented, will contain the information specified in, and meet the requirements of, such Rule.

(e)           Qualification of Securities.  To cooperate with the Initial Purchasers and the Initial Purchasers’ counsel in connection with the qualification of the Notes under the securities or Blue Sky laws of such jurisdictions as the Initial Purchasers may request and continue such qualification in effect so long as reasonably required for Exempt Resales, and to file such consents to service of process or other documents as may be necessary in order to effect such qualification; provided, that none of the Company Entities shall be required in connection therewith to file any consent to service of process in suits other than those arising out of the offering or sale of the Notes or to register or qualify as a foreign corporation in any jurisdiction where it is not now so qualified or to subject itself to general taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(f)            Costs and Expenses.  Whether or not any of the Transactions are consummated or this Agreement is terminated, to pay (i) all costs, expenses, fees and taxes incident to and in connection with the performance of the obligations of the Company Entities under this Agreement, including:  (A) the preparation, printing and distribution of the Preliminary Offering Circular and the Offering Circular and all amendments and supplements thereto (including, without limitation, financial statements and exhibits), and all preliminary and final Blue Sky memoranda and all other agreements, memoranda, correspondence and other documents prepared and delivered in connection herewith (including the furnishing of copies of the foregoing to the Initial Purchasers and such other persons as the Initial Purchasers may designate), (B) the printing, processing and distribution (including, without limitation, word processing and duplication costs) and delivery of, and performance under, each of the Transaction Documents and any other agreements or documents in connection with the Transactions, (C) the preparation, issuance and delivery of the Notes, including the fees and expenses of the Trustee (including fees and expenses of its counsel) and the cost of their respective personnel, and all costs and expenses related to the delivery of the Notes to the Initial Purchasers and pursuant to Exempt Resales, including any transfer or other taxes payable thereon, and (D) the qualification of the Notes for offer and sale under the securities or Blue Sky laws of the several states (including, without limitation, filing fees and fees and disbursements of the Initial Purchasers’ counsel relating to such registration or qualification and the preparation of memoranda related thereto); (ii) all fees and expenses of the counsel and accountants of the Company Entities; (iii) all expenses and listing fees in connection with the application for quotation of the Series A Notes in The Portal Market (“PORTAL”) of The NASDAQ Stock Market, Inc.; (iv) all fees and expenses (including fees and expenses of counsel) of the Company Entities in connection with approval of the Notes by DTC for “book-entry” transfer; (v) all fees charged by rating agencies in connection with the rating of the Notes; (vi) the costs and charges of any transfer agent, registrar and/or depositary (including DTC); (vii) all costs and expenses of the Registered Exchange Offer, the Exchange Offer Registration Statement and any Shelf Registration Statement, as set forth in the Registration Rights Agreement; (viii) all costs and expenses in connection with the creation and perfection of the Security Interests (including, without limitation, filing and recording fees, search fees and taxes); (ix) all fees and expenses (including reasonable fees and expenses of counsel) incurred by the Initial Purchasers in connection with the preparation, negotiation and execution of the Transaction Documents and the consummation of the Transactions; (x) all costs and expenses of the Transactions; and (xi) all other costs and expenses incident and necessary to the performance of the obligations of the Company Entities for which provision is not otherwise made in this section.

(g)           Use of Proceeds.  To use the proceeds from the sale of the Series A Notes in the manner described in the Offering Circular under the caption “Use of Proceeds.”

(h)           Waiver of Certain Laws.  To the extent it may lawfully do so, not to insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension usury or other law, wherever enacted, now or at any time hereafter in force, that would prohibit or forgive the payment of all or any portion of the principal of or interest on the Notes, or that may affect the covenants or the performance of the Indenture or any of the Security Documents (and, to the extent it may lawfully do so, each Company Entity hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Trustee in the Indenture or to the Secured Party in the Security Documents but shall suffer and permit the execution of every such power as though no such law had been enacted).

(i)            Security Interests.  To do and perform all things required to be done and performed under the Security Documents prior to, on and after the Closing Date, including, without limitation, all things necessary or advisable to obtain on or prior to the Closing Date (i) all Permits (as defined below) necessary for the granting, perfection and enforcement of the Security Interests and for the foreclosure by the Secured Party thereon following an Event of Default (as defined in the Offering Circular), (ii) all termination statements, mortgage releases and other documents necessary to terminate any Liens (as defined in the Offering Circular) on the Collateral (other than Liens created by the Indenture, Liens created by the Security Documents and Permitted Liens (as defined in the Offering Circular)), and (iii) subject to the terms of the Intercreditor Agreement, a valid and perfected, first priority Security Interest with respect to each of the assets, shares of capital stock and membership interests which are to constitute, as of the Closing Date, the Collateral.

(j)            Integration.  Not to, and to ensure that no affiliate (as defined in Rule 501(b) under the Act) of any of the Company Entities will, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any “security” (as defined in the Act) that would be integrated with the sale of the Series A Notes in a manner that would require the registration under the Act of the sale to the Initial Purchasers or of the offers or sales of Series A Notes pursuant to Exempt Resales.

(k)           Rule 144A Information.  For so long as any of the Series A Notes remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Act, during any period in which the Company is not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as

amended (the “Exchange Act”), to make available, upon request, to any holder of such restricted securities in connection with any sale thereof and any prospective Eligible Purchaser of such restricted securities from such holder, the information required by Rule 144A(d)(4) under the Act.

(l)            DTC.  To use its best efforts to obtain the approval of DTC for “book entry” transfer of the Notes.

(m)          PORTAL.  To use its best efforts effect the admission of the Series A Notes for trading in PORTAL and to use its best efforts to maintain the inclusion of the Series A Notes for trading on PORTAL for so long as the Series A Notes are outstanding.

(n)           Reporting Requirements.  For so long as any of the Notes are outstanding, and whether or not required to do so by the rules and regulations of the Commission, (i) to furnish to the Trustee and deliver or cause to be delivered to the holders of the Notes and the Initial Purchasers, within 15 days after the Company is or would have been required to file such with the Commission, (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including for each a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Company’s independent certified public accountants and (B) all information that would be required to be contained in a filing with the Commission on Form 8-K if the Company were required to file such reports, and (ii) from and after the time the Exchange Offer Registration Statement or the Shelf Registration Statement (or other registration statement under the Act with respect to the Notes) is filed with the Commission, to file such information with the Commission so long as the Commission will accept such filings.

(o)           No Selling Efforts or General Solicitation.  Except in connection with the Registered Exchange Offer or the filing of the Shelf Registration Statement, not to, and not to authorize or permit any person acting on its behalf to, (i) distribute any offering material in connection with the offer and sale of the Series A Notes other than the Preliminary Offering Circular and the Offering Circular and any amendments and supplements to the Offering Circular prepared in compliance with Section 5(d), or (ii) solicit any offer to buy or offer to sell the Series A Notes by means of any form of general solicitation or general advertising (as such terms are used in Regulation D under the Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Act.

(p)           No Similar Offerings.  Not to, directly or indirectly, without the prior consent of the Initial Purchasers, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of (or announce any offer or sale of, contract to sell, grant of any option to purchase or other disposition of) any debt securities of any of the Company Entities substantially similar to the Notes or the Guarantees for a period of six months after the date of the Offering Circular, except as contemplated by the Registration Rights Agreement; provided, that the foregoing will not apply to (i) the Notes or the Guarantees or (ii) borrowings (not constituting the issuance of securities) from financial institutions to the extent not prohibited by the Indenture.

(q)           ERISA.  At any time prior to the completion of the resale by the Initial Purchasers of the Notes, to notify the Initial Purchasers promptly in writing if any of the Company Entities or any of their Affiliates becomes a party in interest or a disqualified person with respect to any employee benefit plan, other than any plan set forth in Schedule 4 hereto, and to identify such plans.  The terms “ERISA,” “Affiliates,” “party in interest,” “disqualified person” and “employee benefit plan” shall have the meanings as set forth in Section 6(jj) hereof.

(r)            Performance of Agreements.  To comply with all of its agreements set forth in the Transaction Documents, and to use its best efforts to do and perform all things required or necessary to be done and performed under the Operative Documents by it prior to the Closing Date and to satisfy all conditions precedent to the delivery of the Series A Notes and the Guarantees and the granting, perfection and enforcement of the Security Interests.

6.     Representations and Warranties of the Company Entities.  Each of the Company Entities, jointly and severally, represents and warrants to the Initial Purchasers that:

(a)           Offering Circular.  The Preliminary Offering Circular as of its date did not, and the Offering Circular, as of its date does not and as of the Closing Date will not, and each supplement or amendment thereto as of its date will not, contain any untrue statement of a material fact or omit to state any material fact (except, in the case of the Preliminary Offering Circular, for pricing terms and other financial terms intentionally left blank) necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The foregoing representation and warranty made in this Section 6(a) shall not apply to any statements or omissions made in reliance on and in conformity with information relating to the Initial Purchasers furnished in writing to the Company by the Initial Purchasers specifically for inclusion in the Preliminary Offering Circular or the Offering Circular.  The parties hereto acknowledge that for purposes of this Agreement (including this Section 6(a) and Section 8) the only information furnished in writing to the Company by the Initial Purchasers specifically for use in the

Preliminary Offering Circular or the Offering Circular is the information set forth (i) on the cover page of the Offering Circular with respect to the price of the Notes, (ii) in the third paragraph on page 141 of the Offering Circular concerning offering the Notes for resale by the Initial Purchasers, (iii) in the fifth paragraph on page 141 of the Offering Circular concerning market-making by the Initial Purchasers, (iv) in the sixth paragraph on page 141 of the Offering Circular concerning stabilization by the Initial Purchasers and (v) in the fifth full paragraph on page 142 of the Offering Circular concerning the affiliation of the Initial Purchasers and their respective affiliates with the Company and its affiliates (such information described in the immediately preceding clauses (i) through (v) of this Section 6(a), the “Furnished Information”).  Each of the Preliminary Offering Circular and the Offering Circular, as of their respective dates contained, and the Offering Circular, as of the Closing Date and as amended or supplemented, will contain, all of the information specified in, and meet the requirements of, Rule 144A(d)(4) under the Act.  Each of the Transaction Documents, as executed and delivered, and each of the Transactions will conform in all material respects to the description thereof in the Offering Circular.

(b)           144A Eligibility.  There are no securities of any Company Entity registered under the Exchange Act or listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a United States automated inter-dealer quotation system.  The Series A Notes are eligible for resale pursuant to Rule 144A under the Act.

(c)           Due Organization; Good Standing.  Each of the Company Entities (i) has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of organization, (ii) has all requisite power and authority to conduct and carry on its business and to own, lease, use and operate its properties and assets as described in the Offering Circular, and (iii) is duly qualified or licensed to do business and is in good standing as a foreign limited partnership or corporation, as the case may be, authorized to do business in each jurisdiction in which the nature of its business or the ownership, leasing, use or operation of its properties and assets requires such qualification or licensing.

(d)           Subsidiaries.  Immediately following the Closing, the only subsidiaries of the Company will be the direct or indirect subsidiaries of the Company listed on Schedule 3 hereto (collectively, the “Subsidiaries” and each, a “Subsidiary”) and the Company will directly own 100% of the outstanding shares of capital stock and 100% of the membership interests or partnership interests, as applicable, in each Subsidiary, in each case, free and clear of all Liens (as defined in the Offering Circular), except for Liens created by the Indenture, Liens created by the Security Documents and Permitted Liens.  Except as disclosed in the Offering Circular, there are no outstanding (i)

securities convertible into or exchangeable for any capital stock of or any membership interests or partnership interests in, as the case may be, any of the Company Entities, (ii) options, warrants or other rights to purchase or subscribe for any capital stock or any securities convertible into or exchangeable for any capital stock, membership interests or partnership interests of any of the Company Entities or (iii) contracts, commitments, agreements, understandings, arrangements, undertakings, rights, calls or claims of any kind relating to the issuance of any capital stock of or any membership interests or partnership interests in, as the case may be, any of the Company Entities, any such convertible or exchangeable securities or any such options, warrants or rights.  Except as set forth above, immediately following the Closing, none of the Company Entities will directly or indirectly own any capital stock of or other equity interest in any person.

(e)           Capitalization.  All of the outstanding shares of capital stock of or membership interests or partnership interests in, as the case may be, each of the Company and each of the Subsidiaries have been duly authorized, are validly issued, fully paid and nonassessable, and were not issued in violation of, and are not subject to, any preemptive or similar rights.  The table under the caption “Capitalization” in the Offering Circular (including the footnotes thereto) sets forth, as of its date, the pro forma capitalization of the Company and the Subsidiaries, on a consolidated basis, after giving effect to the Transactions.  Immediately following the Closing, except as set forth in such table, neither the Company nor any of the Subsidiaries will have any liabilities, absolute, accrued, contingent or otherwise other than:  (i) liabilities that are reflected in the Company Financial Statements (as defined below), (ii) loans made under the New Credit Facility (if any) or (iii) liabilities incurred subsequent to April 3, 2004, in the ordinary course of business that would not, singly or in the aggregate, have a material adverse effect on (A) the properties, business, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, (B) the ability of any of the Company Entities to perform its obligations under any of the Transaction Documents, (C) or the enforceability of any Security Documents or the attachment, perfection or priority of any of the Security Interests intended to be created thereby in any portion of the Collateral or (D) the validity of any of the Transaction Documents or the consummation of any of the Transactions (each, a “Material Adverse Effect”).

(f)            No Other Registration Rights.  Except for this Agreement and the Registration Rights Agreement, there are no contracts, commitments, agreements, arrangements, understandings or undertakings of any kind to which any of the Company Entities is a party, or by which any of them is bound, granting to any person the right (i) to require any of the Company Entities to file a registration statement under the Act with respect to any securities of any of the

Company Entities or requiring any of the Company Entities to include such securities with the Notes registered pursuant to any registration statement, or (ii) to purchase or offer to purchase any securities of any of the Company Entities or any of their respective affiliates.

(g)           Power and Authority.  Each of the Company Entities has all requisite power and authority to execute and deliver, and to perform its obligations under, the Transaction Documents to which it is a party and to consummate the Transactions.

(h)           Authorization of this Agreement.  This Agreement and the Transactions contemplated hereby (including, without limitation, the Offering and the issuance and sale of the Notes in accordance with this Agreement) have been duly authorized by each of the Company Entities, and this Agreement has been validly executed and delivered by, and is the legal, valid and binding obligation of, each of the Company Entities, enforceable against each of the Company Entities in accordance with its terms, except that (i) such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and (ii) any rights of acceleration and the availability of equitable remedies may be subject to general principles of equity (whether considered in a proceeding in equity or at law).

(i)            Authorization of Indenture.  The Indenture and the Transactions contemplated thereby have been duly authorized by each of the Company and the Guarantors and, on the Closing Date, when executed and delivered by each of the Company and the Guarantors, the Indenture will have been validly executed and delivered by, and assuming due authorization, execution and delivery by the Trustee, will be the legal, valid and binding obligation of, each of the Company and the Guarantors, enforceable against each of the Company and the Guarantors in accordance with its terms, except that (i) such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and (ii) any rights of acceleration and the availability of equitable remedies may be subject to general principles of equity (whether considered in a proceeding in equity or at law).  On the Closing Date, the Indenture will conform to the requirements of the Trust Indenture Act of 1939, as amended (the “TIA”), applicable to an indenture that is required to be qualified under the TIA.

(j)            Authorization of Registration Rights Agreement.  The Registration Rights Agreement and the Transactions contemplated thereby have been duly authorized by each of the Company and the Guarantors and, on the Closing Date, when executed and delivered by each of the Company and the Guarantors, the Registration Rights Agreement will have been validly executed and delivered by, and will be the legal, valid and binding obligation of, each of the Company and the Guarantors, enforceable against each of the Company and the Guarantors in accordance with its terms, except that (i) such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws and (ii) any rights of acceleration and the availability of equitable remedies may be subject to general principles of equity (whether considered in a proceeding in equity or at law).

(k)           Authorization of Series A Notes.  The Series A Notes have been duly authorized by the Company for issuance and sale to the Initial Purchasers pursuant to this Agreement and, on the Closing Date, when executed by the Company and authenticated by the Trustee, will have been validly executed, authenticated, issued and delivered by the Company in accordance with the terms of this Agreement and the Indenture.  When the Series A Notes have been issued, executed and authenticated in accordance with the terms of the Indenture and delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement, the Series A Notes will be legal, valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except to the extent that (i) such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and (ii) any rights of acceleration and the availability of equitable remedies may be subject to general principles of equity (whether considered in a proceeding in equity or at law).  When issued, the Series A Notes will rank pari passu in right of payment with all senior Indebtedness (as defined in the Offering Circular) of the Company that is outstanding on the date hereof and senior in right of payment to all other Indebtedness of the Company that is outstanding on the date hereof; provided, that pursuant to the Intercreditor Agreement, the Lien on the Collateral securing the New Credit Facility will be senior to the Lien on the Collateral securing the Notes and the Guarantees.

(l)            Authorization of Series B Notes.  The Series B Notes have been duly authorized by the Company and, if and when issued in the Registered Exchange Offer, and executed by the Company and authenticated by the Trustee, (A) will have been validly executed, authenticated, issued and delivered in accordance with the terms of the Indenture, the Registration Rights Agreement and the Registered Exchange Offer and (B) will be legal, valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except to the extent that (i) such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and (ii) any rights of acceleration and the availability of equitable remedies may be subject to general principles of equity (whether considered in a proceeding in equity or at law).

(m)          Authorization of Guarantees of Series A Notes.  The Guarantee to be endorsed on the Series A Notes by each Guarantor has been duly authorized by each such Guarantor and, on the Closing Date, when executed by each such Guarantor, will have been validly executed and delivered by each such Guarantor in accordance with the terms of the Indenture.  When the Series A Notes have been issued, executed and authenticated in accordance with the terms of the Indenture and delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement, the Guarantee of each Guarantor endorsed on the Series A Notes will be the legal, valid and binding obligation of each such Guarantor, enforceable against each such Guarantor in accordance with its terms, except to the extent that (i) such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and (ii) any rights of acceleration and the availability of equitable remedies may be subject to general principles of equity (whether considered in a proceeding in equity or at law).  When issued, the Guarantees to be endorsed on the Series A Notes will rank pari passu in right of payment with all senior Indebtedness of the Guarantors that is outstanding on the date hereof and senior in right of payment to all other Indebtedness of the Guarantors that is outstanding on the date hereof; provided, that pursuant to the Intercreditor Agreement, the Lien on the Collateral securing the New Credit Facility will be senior to the Lien on the Collateral securing the Notes and the Guarantees.

(n)           Authorization of Guarantees of Series B Notes.  The Guarantee to be endorsed on the Series B Notes by each Guarantor has been duly authorized by each such Guarantor and, if and when the Series B Notes are issued, when executed by each such Guarantor, will have been validly executed and delivered by each such Guarantor in accordance with the terms of the Indenture, the Registration Rights Agreement and the Registered Exchange Offer.  When the Series B Notes have been issued, executed and authenticated in accordance with the terms of the Indenture, the Registration Rights Agreement and the Registered Exchange Offer, the Guarantee of each Guarantor endorsed on the Series B Notes will be the legal, valid and binding obligation of each such Guarantor, enforceable against each such Guarantor in accordance with its terms, except to the extent that (i) such enforceability may be limited by applicable bankruptcy, reorganization, insolvency , moratorium or similar laws affecting creditors’ rights generally and (ii) any rights of acceleration and the availability of equitable remedies may be subject to general principles of equity (whether considered in a proceeding in equity or at law).  When issued, the Guarantees to be endorsed on the Series B Notes will rank pari passu in right of payment with all senior Indebtedness of the Guarantors that is outstanding on the date hereof and senior in right of payment to all other Indebtedness of the Guarantors that is outstanding on the date hereof; provided, that pursuant to the Intercreditor Agreement, the Lien on the Collateral securing the New Credit

Facility will be senior to the Lien on the Collateral securing the Notes and the Guarantees.

(o)           Authorization of Security Documents.  Each of the Security Documents and the Transactions contemplated thereby (including, without limitation, the creation, grant, recording and perfection of the Security Interests, the execution and filing of financing statements and the payment of any fees and taxes in connection therewith) have been duly authorized by each of the Company and the Guarantors party thereto and, on the Closing Date, when executed by the Company and the Guarantors party thereto, each of the Security Documents will have been validly executed and delivered by, and (assuming the due authorization, execution and delivery thereof by the other parties thereto) will be the legal, valid and binding obligation of, the Company and the Guarantors party thereto, enforceable against the Company and the Guarantors party thereto in accordance with its terms, except that (i) such enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditor’s rights generally and (ii) any rights of acceleration and the availability of equitable remedies may be subject to general principles of equity (whether considered in a proceeding in equity or at law).

(p)           Authorization of Transaction Documents.  Each of the other Transaction Documents and the Transactions contemplated thereby have been duly authorized by each of the Company Entities party thereto, and when executed and delivered by the applicable Company Entities, each of the Transaction Documents will have been validly executed and delivered by, and, assuming due authorization, execution and delivery by the other parties thereto, will be the legal, valid and binding obligation of, each of the Company Entities party thereto, enforceable against each of the Company Entities party thereto in accordance with its terms, except that (i) such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and (ii) any rights of acceleration and the availability of equitable remedies may be subject to general principles of equity (whether considered in a proceeding in equity or at law).

(q)           No Violation.  The Company is not in violation of its certificate of incorporation or bylaws (the “Company Charter Documents”), and none of the Guarantors is in violation of its certificate of incorporation or bylaws or other organizational documents (the “Guarantor Charter Documents” and, collectively with the Company Charter Documents, the “Charter Documents”).  Neither the Company nor any of the Subsidiaries is (i) in violation of any federal, state, local or foreign statute, law or ordinance, or any judgment, decree, rule, regulation or order, in each case applicable to the Company or any of the Subsidiaries (collectively, “Applicable Law”), of any government, governmental or regulatory agency or body, court or arbitrator, domestic or foreign (each, a “Governmental Authority”), other than violations that would not, singly or in the aggregate, have a Material Adverse Effect, or (ii) in breach of or default under any bond, debenture, note or other evidence of indebtedness, indenture, mortgage, deed of trust, lease or any other agreement or instrument to which any such person is a party or by which any of them or any of their respective property is bound (collectively, “Applicable Agreements”), other than breaches or defaults that would not, singly or in the aggregate, have a Material Adverse Effect.  Except as disclosed in the Offering Circular, there exists no condition that, with the passage of time or otherwise, would (x) constitute a violation of such Charter Documents or (y) constitute a violation of Applicable Laws or breach of or default under any Applicable Agreement or (z) result in the imposition of any penalty or the acceleration of any indebtedness, other than, in the case of the immediately preceding clauses (y) and (z), such breaches, penalties or defaults that would not, singly or in the aggregate, have a Material Adverse Effect.

(r)            No Conflict.  None of the execution, delivery or performance of any of the Transaction Documents, nor the compliance with the terms and provisions thereof, nor the consummation of any of the Transactions shall conflict with, violate, constitute a breach of or a default (with the passage of time or otherwise) under, result in the imposition of a Lien on any assets or capital stock of or membership interests in either of the Company or any of the Subsidiaries (except for Liens created by the Indenture, Liens created by the Security Documents and Permitted Liens), or result in an acceleration of indebtedness under or pursuant to, (i) the Charter Documents, (ii) any Applicable Agreement or (iii) any Applicable Law, other than, in the case of the immediately preceding clauses (ii) and (iii), such conflicts, violations, breaches or defaults, Liens or accelerations that would not, singly or in the aggregate, have a Material Adverse Affect.  Immediately after giving effect to the Transactions, no Default or Event of Default (each as defined in the Indenture) will exist.

(s)           Permits.  No permit, certificate, authorization, approval, consent, license or order of, or filing, registration, declaration or qualification with, any Governmental Authority (collectively, “Permits”) is required in connection with, or as a condition to, the execution, delivery or performance by the Company Entities of any of the Transaction Documents, the compliance by the Company Entities with the terms and provisions thereof or the consummation by the Company Entities of any of the Transactions, other than (i) such Permits as have been made or obtained on or prior to the Closing Date, which Permits are in full force and effect on the Closing Date, (ii) such as may be required under the blue sky laws of any jurisdiction in connection with the purchase and distribution of the Notes by the Initial Purchasers, (iii) the order of the Commission declaring the Exchange Offer Registration Statement or the

Shelf Registration Statement, as the case may be, effective and (iv) the qualification of the Indenture under the TIA pursuant to the filing of Form T-1.

(t)            No Proceedings.  There is no action, claim, suit, demand, hearing, notice of violation or deficiency, or proceeding (including, without limitation, any investigation or partial proceeding, such as a deposition), domestic or foreign (collectively, “Proceedings”), pending or, to the knowledge of the Company Entities, threatened (i) with respect to any of the Company Entities in connection with, or that seeks to restrain, enjoin, prevent the consummation of, or otherwise challenge, any of the Transaction Documents or any of the Transactions, or (ii) that could, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect. No injunction or order has been issued and no Proceeding is pending or, to the knowledge of the Company Entities, threatened that (i) asserts that the offer, sale and delivery of the Series A Notes and the Guarantees to the Initial Purchasers pursuant to this Agreement or the initial resale of the Series A Notes and the Guarantees by the Initial Purchasers in the manner contemplated by this Agreement is subject to the registration requirements of the Act, or (ii) would prevent or suspend the issuance or sale of the Notes, including the Exempt Resales, or the use of the Preliminary Offering Circular, the Offering Circular, or any amendment or supplement thereto, in any jurisdiction.

(u)           Title to Assets.  Immediately following the consummation of the Transactions the Company and each of the Subsidiaries (i) will have good and marketable title, free and clear of all Liens (other than Liens created by the Indenture, Liens created by the Security Documents and Permitted Liens), to all property and assets described in the Offering Circular as being or to be owned by it and (ii) will hold a valid leasehold interest with respect to each real property lease.

(v)           Sufficiency and Condition of Assets.  The assets of the Company and the Subsidiaries will include all of the assets and properties necessary or required in, or otherwise material to, the conduct of the businesses of each of them as currently conducted and as proposed to be conducted, and such assets are in working condition, except where the failure of such assets to be in working condition would not, singly or in the aggregate, have a Material Adverse Effect.

(w)          Insurance.  Immediately following the consummation of the Transactions, each of the Company Entities will have reasonably adequate insurance covering its properties, operations, personnel and businesses against losses and risks in accordance with customary industry practice, and all such insurance will be duly in force.

(x)            Real Property.  Neither the Company nor any of its Subsidiaries owns the fee interest in any real property.  The Offering Circular contains a true and accurate description of all real property leased by the Company or its Subsidiaries (collectively, the “Leased Properties”).  The Company or its Subsidiaries enjoy peaceful and undisturbed possession of each of the Leased Properties.  To the knowledge of the Company and its Subsidiaries, there is no pending or contemplated condemnation, eminent domain or similar proceeding which would affect any of the Leased Properties in any way whatsoever.  Each Leased Property is subject to a lease, license or other agreement (collectively, the “Existing Leases”) which is in full force and effect, and no party thereto is in default or breach under any such Existing Lease.  No event has occurred which, with the passage of time or the giving of notice or both, would cause a breach of or default under any of such Existing Leases.

(y)           Related Party Transactions.  Except as disclosed in the Offering Circular, there are no related party transactions that would be required to be disclosed in the Offering Circular if the Offering Circular were a prospectus included in a registration statement on Form S-1 filed under the Act.

(z)            Security Interests.  Upon execution and delivery of the Security Documents and the issuance of the Notes, (i) the Security Documents will create, in favor of the Secured Party, for the benefit of the holders of the Notes, a legal, valid and enforceable security interest in (subject to Permitted Liens) all of the right, title and interest of the Company and the Guarantors in the Collateral and the proceeds thereof, and (ii) the Security Interests will be valid and perfected (to the extent required thereunder), and, subject only to the Intercreditor Agreement, will constitute first priority security interests in (subject to Permitted Liens) such Collateral.  As of the Closing Date, the Collateral will be subject to no Liens other than Permitted Liens (subject to the Intercreditor Agreement).

(aa)         Taxes.  All tax returns required to be filed by the Company or any of the Subsidiaries in any jurisdiction (including foreign jurisdictions) have been filed and, when filed, all such returns were accurate in all material respects, and all taxes, assessments, fees and other charges (including, without limitation, withholding taxes, penalties and interest) due or claimed to be due from either of the Company or from any of the Subsidiaries have been paid, other than those being contested in good faith by appropriate proceedings, or those that are currently payable without penalty or interest and, in each case, for which an adequate reserve or accrual has been established on the books and records of the Company or the Subsidiaries, as applicable, in accordance with generally accepted accounting principles of the United States, consistently applied (“GAAP”).  There are no actual or proposed additional tax assessments for any tax period against the Company or any of the Subsidiaries that could, singly or in the aggregate, have a Material Adverse Effect.  The charges, accruals and reserves on the books and records of the Company and the Subsidiaries, as applicable, in respect of any tax liability for any tax periods not finally determined are adequate to meet any assessments of tax or re-assessments of additional tax for any such period.

(bb)         Intellectual Property.  Immediately following the consummation of the Transactions, the Company and the Subsidiaries will own, possess or will be licensed under, and will have the right to use, all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names (collectively, “Intellectual Property”) currently used in, or necessary for the conduct of, their businesses, free and clear of all Liens, other than Permitted Liens.  To the knowledge of the Company Entities, no claims have been asserted by any person challenging the use of any such Intellectual Property by the Company or the Subsidiaries or questioning the validity or effectiveness of any license or agreement related thereto, and there is no valid basis for any such claim, and the use of such Intellectual Property by the Company and the Subsidiaries will not infringe on the Intellectual Property rights of any other person.

(cc)         Accounting Controls.  Each of the Company and the Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) material transactions are executed in accordance with management’s general or specific authorization, (ii) material transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences.

(dd)         Financial Statements.  The audited historical consolidated financial statements and related notes of the Company and the Subsidiaries contained in the Offering Circular (the “Company Audited Financial Statements”) and the unaudited condensed consolidated financial statements and related notes of the Company and the Subsidiaries contained in the Offering Circular (the “Company Interim Financial Statements” and, together with the Company Audited Financial Statements, the “Company Financial Statements”) present fairly the consolidated financial position, results of operations and cash flows of the Company and the Subsidiaries, as of the respective dates and for the respective periods to which they apply, and, except as disclosed in the Offering Circular, have been prepared in accordance with GAAP consistently applied throughout the periods involved and the requirements of Regulation S-X that would be applicable if the Offering Circular were a prospectus included in a registration statement on Form S-1 filed under the Act (the “S-X Requirements”).  The summary historical financial data included in the Offering Circular for the Company and the Subsidiaries have been prepared on a basis consistent with that of the Company Financial Statements and present fairly the financial position and results of operations of the Company and the Subsidiaries, on a consolidated basis, as of the respective dates and for the respective periods indicated.

The pro forma consolidated financial information and related notes included in the Offering Circular (w) except as disclosed in the Offering Circular, comply with the S-X Requirements and all other rules and guidelines of the Commission with respect to pro forma financial statements, (x) present fairly the pro forma consolidated financial position and results of operations of the Company and the Subsidiaries as of the dates and for the periods indicated, after giving effect to the Transactions, (y) have been prepared on a basis consistent with the Company Financial Statements, except for the pro forma adjustments specified therein, and (z) are based on good faith, reasonable estimates and assumptions of the Company.  The summary pro forma financial data included in the Offering Circular have been derived from such pro forma financial information and present fairly the pro forma consolidated financial position and results of operations of the Company and the Subsidiaries as of the respective dates and for the respective periods indicated.

The statistical and market and industry related data included in the Offering Circular are based on or derived from sources the Company believes to be reliable and accurate.  Each of The Hanke Group, P.C. and PricewaterhouseCoopers LLP are independent public accountants with respect to the Company Entities.

(ee)         No Material Adverse Change.  Subsequent to the respective dates as of which information is given in the Offering Circular, except as disclosed in the Offering Circular, (i) neither the Company nor any of the Subsidiaries has incurred any liabilities, direct or contingent, that are material, singly or in the aggregate, to any of them, or has entered into any material transactions not in the ordinary course of business, (ii) there has not been any decrease in the capital stock, or any material increase in long-term indebtedness or any increase in short-term indebtedness of the Company or any of the Subsidiaries, or any payment of or declaration to pay any dividends or any other distribution with respect to any of the Company or the Subsidiaries, and (iii) there has not been any material adverse change in the properties, business, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole (each of clauses (i), (ii) and (iii), a “Material Adverse Change”).  Except as disclosed in the Offering Circular, there is no event that has occurred or that is reasonably likely to occur which, if it were to occur, could reasonably be expected, singly or in the aggregate, to have a Material Adverse Effect or result in a Material Adverse Change.

(ff)           Ratings.  No “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) under the Act (i) has imposed (or has informed the Company or any Guarantor that it is considering imposing) any condition (financial or otherwise) on the Company’s or any Guarantor’s retaining any rating assigned to any securities of the Company or any Guarantor, or (ii) has indicated to the Company or any Guarantor that it is considering (A) the downgrading, suspension, or withdrawal of, or any review for a possible change that does not indicate the direction of the possible change in, any rating so assigned, or (B) any change in the outlook for any rating of any securities of the Company or any Guarantor.

(gg)         Solvency.  The Company and each Guarantor is incurring its respective indebtedness under the Series A Notes and the Guarantees for proper purposes and in good faith.  Immediately before and after giving effect to the issuance of the Series A Notes, (i) the assets of the Company and the Subsidiaries (including the Guarantors), considered as a whole and as a going concern, at a fair valuation, will exceed the sum of their debts, taken as a whole; (ii) the present fair salable value of the assets of the Company and the Subsidiaries (including the Guarantors), considered as a whole and as a going concern, will exceed the amount required to pay their liability on their debts, taken as a whole; (iii) the Company will have adequate capital with which to conduct its present and anticipated businesses; and (iv) neither the Company nor any Guarantor will intend to incur or believe or reasonably should believe that it will incur debts beyond its ability to pay as those debts become due.  The Company is not aware of any reason why it would be inappropriate to consider, for purposes of clauses (i) and (ii) above, the Company and the Subsidiaries as a going concern.  For purposes of this paragraph, “debts” includes contingent and unliquidated debts.

(hh)         No Solicitation.  Neither the Company nor any of its affiliates nor anyone acting on their behalf has (i) taken, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of the Notes or to facilitate the sale or resale of any of the Notes, (ii) sold, bid for, purchased, or paid anyone any compensation for soliciting purchases of, any of the Notes, or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company.

(ii)           No Registration.  No registration under the Act and no qualification of the Indenture under the TIA is required for the sale of the Series A Notes and the Guarantees to the Initial Purchasers as contemplated hereby or for the Exempt Resales, assuming (i) that the purchasers in the Exempt Resales are Eligible Purchasers, (ii) the accuracy of the Initial Purchasers’ representations contained in Section 7, and (iii) the accuracy of the representations made by each Accredited Investor that purchases the Series A Notes pursuant to an Exempt Resale as set forth in the Accredited Investor Letter.  No form of general solicitation or general advertising (as such terms are defined in Regulation D under the Act) was used by the Company or any of its affiliates or any of its representatives in connection with the offer and sale of any of the Series A Notes or in connection with Exempt Resales.  No securities of the same class as the Series A Notes have been offered, issued or sold by the Company or any of its affiliates within the six-month period immediately prior to the date hereof.

(jj)           ERISA.  Except as set forth in Schedule 4 hereto, neither the Company nor any of its “Affiliates” maintains a plan that is intended to qualify under Section 401(a) of the Code, or is a “party in interest” or a “disqualified person” with respect to any employee benefit plans.  No condition exists or event or transaction has occurred in connection with any employee benefit plan that could result in the Company or any such “Affiliate” incurring any liability, fine or penalty that could, singly or in the aggregate, have a Material Adverse Effect.  Neither the Company nor any trade or business under common control with the Company (for purposes of Section 414(c) of the Code) maintains any employee pension benefit plan that is subject to Title IV of the Employee Retirement Income Act of 1974, as amended, or the rules and regulations promulgated thereunder (“ERISA”).

The terms “employee benefit plan,” “employee pension benefit plan,” and “party in interest” shall have the meanings assigned to such terms in Section 3 of ERISA.  The term “Affiliate” shall have the meaning assigned to such term in Section 407(d)(7) of ERISA, and the term “disqualified person” shall have the meaning assigned to such term in section 4975 of the Internal Revenue Code of 1986, as amended, or the rules, regulations and published interpretations promulgated thereunder (collectively the “Code”).

(kk)         Investment Company Act and Other Federal Regulations.  None of the Company nor any of the Subsidiaries has taken, and none of them will take, any action that may cause this Agreement or the issuance of the Series A Notes to, and none of the Transactions will, violate or result in a violation of

Section 7 of the Exchange Act (including, without limitation, Regulation T (12 C.F.R. Part 220), Regulation U (12 C.F.R. Part 221) or Regulation X (12 C.F.R. Part 224) of the Board of Governors of the Federal Reserve System).  Neither the Company nor any Subsidiary is, or shall become upon the consummation of the Offering and sale of the Series A Notes and the application of the net proceeds thereof as described in the Offering Circular, or the consummation of any of the other Transactions, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(ll)           No Brokers.  Neither of the Company nor any of the Subsidiaries has engaged any broker, finder, commission agent or other person (other than the Initial Purchasers) in connection with the Transactions and neither of the Company or any of the Subsidiaries is under any obligation to pay any broker’s fee or commission in connection with the Transactions (other than commissions and fees to the Initial Purchasers as set forth in the Offering Circular).

(mm)       No Labor Disputes.  Except as disclosed in the Offering Circular or as otherwise would not, singly or in the aggregate, have a Material Adverse Effect, (i) none of the Company Entities is engaged in any unfair labor practice, (ii) there is no unfair labor practice complaint or other proceeding pending or, to the knowledge of the Company Entities, threatened against the Company or any of the Subsidiaries before the National Labor Relations Board or any state, local or foreign labor relations board or any industrial tribunal, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending or, to the knowledge of the Company Entities, threatened, (iii) there is no strike, labor dispute, slowdown or stoppage pending or, to the knowledge of the Company Entities, threatened against any of the Company Entities, and (iv) there is no union representation question existing with respect to the employees of either of the Company or any of the Subsidiaries, and, to the knowledge of the Company Entities, no union organizing activities are taking place.

(nn)         Environmental Laws.  Except as disclosed in the Offering Circular or as otherwise would not, singly or in the aggregate, have a Material Adverse Effect or otherwise require disclosure in the Offering Circular, (i) neither the Company nor any of the Subsidiaries has been or is in violation of any federal, state or local laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of toxic or hazardous substances, materials or wastes, or petroleum and petroleum products (“Materials of Environmental Concern”), or otherwise relating to the protection of human health and safety, or the use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (collectively,

“Environmental Laws”), which violation includes, but is not limited to, noncompliance with, or lack of, any permits or other environmental authorizations; (ii) there are no circumstances, either past, present or that are reasonably foreseeable, that may lead to any such violation in the future; (iii) neither the Company nor any of the Subsidiaries has received any communication (written or oral), whether from a Governmental Authority or otherwise, alleging any such violation; (iv) there is no pending or threatened claim, action, investigation, notice (written or oral) or other Proceeding by any person or entity alleging potential liability of either the Company or any of the Subsidiaries (or against any person or entity for whose acts or omissions the Company or any of the Subsidiaries is or may reasonably be expected to be liable, either contractually or by operation of law) for investigatory, cleanup, or other response costs, or natural resources or property damages, or personal injuries, attorney’s fees or penalties relating to (A) the presence, or release into the environment, of any Materials of Environmental Concern at any location, or (B) circumstances forming the basis of any violation or potential violation, of any Environmental Law (collectively, “Environmental Claims”); and (v) there are no past or present actions, activities, circumstances, conditions, events or incidents that could form the basis of any Environmental Claim.

In the ordinary course of business, the Company and each of the Subsidiaries, as appropriate, (i) conducts a periodic review of the effect of Environmental Laws on the business, operations and properties of each of the Company and each of the Subsidiaries, in the course of which, or as a result of which, the Company has identified and evaluated associated costs and liabilities (including, without limitation, any capital or operating expenditures required for cleanup, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities, and any potential liabilities to third parties); and (ii) has conducted environmental investigations of, and has reviewed reasonably available information regarding, the business, properties and operations of the Company and each of the Subsidiaries, and of other properties within the vicinity of its business, properties and operations, as appropriate for the circumstances of each such property and operation; on the basis of such reviews, investigations and inquiries, the Company has reasonably concluded that any costs and liabilities associated with such matters would not have, singularly or in the aggregate, a Material Adverse Effect, except as disclosed in the Offering Circular or otherwise require disclosure in the Offering Circular.

(oo)         Regulation S.  None of the Company Entities nor any of their respective affiliates or any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Company Entities make no representation) has engaged or will engage in any directed selling efforts within the meaning of Regulation S under the Act (“Regulation S”) with respect to the Series A Notes or the Guarantees, and each of them has complied with the other requirements and conditions of Rules 903(a) and 903(b)(3) under Regulation S.

(pp)         Representations and Warranties.  No statement, representation or warranty made by any of the Company Entities in any of the Transaction Documents or in any certificate, document or instrument required by any of the Transaction Documents to be delivered to the Initial Purchasers was or will be, when made, inaccurate, untrue or incorrect in any material respect.  Each certificate signed by any officer of any of the Company Entities and delivered to the Initial Purchasers or counsel for the Initial Purchasers in connection with the Transactions shall be deemed to be a representation and warranty by such Company Entities to the Initial Purchasers as to the matters covered thereby.

7.     Representations and Warranties of the Initial Purchasers.  Each Initial Purchaser, severally but not jointly, represents and warrants to the Company and the Guarantors that:

(a)           QIB or Accredited Investor.  It is either a QIB or an Accredited Investor, in either case, with such knowledge and experience in financial and business matters as is necessary in order to evaluate the merits and risks of an investment in the Series A Notes.

(b)           Eligible Purchasers.  It (i) is not acquiring the Series A Notes with a view to any distribution thereof that would violate the Act or the securities laws of any state of the United States or any other applicable jurisdiction, and (ii) will be soliciting offers for the Series A Notes only from, and will be reoffering and reselling the Series A Notes only to, (A) persons in the United States whom it reasonably believes to be QIBs in reliance on the exemption from the registration requirements of the Act provided by Rule 144A under the Act, (B) Accredited Investors that execute and deliver to each of the Company and the Initial Purchasers an Accredited Investor Letter or (C) Regulation S Purchasers in Offshore Transactions in reliance upon Regulation S under the Act.

(c)           No General Solicitation.  No form of general solicitation or general advertising within the meaning of Rule 502(c) under the Act has been or will be used by the Initial Purchasers or any of their representatives in connection with the offer and sale of any of the Series A Notes.

(d)           Power and Authority.  It has all requisite power and authority to enter into, deliver and perform its obligations under this Agreement and the Registration Rights Agreement and each of this Agreement and the Registration Rights Agreement has been duly and validly authorized by it.

(e)           Directed Selling Efforts.  Such Initial Purchaser and its affiliates or any person acting on its or their behalf have not engaged and will not engage in any directed selling efforts within the meaning of Regulation S with respect to the Series A Notes or the Guarantees.

(f)            Offshore Transactions.  The Series A Notes offered and sold by such Initial Purchaser pursuant hereto in reliance on Regulation S have been and will be offered and sold only in Offshore Transactions.

(g)           Regulation S Offering Restrictions.  Such Initial Purchaser agrees that it has not offered or sold and will not offer or sell the Series A Notes in the United States or to, or for the benefit or account of, a U.S. Person (other than a distributor), in each case, as defined in Rule 902 under the Act (i) as part of its distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering of the Series A Notes pursuant hereto and the Closing Date, other than in accordance with Regulation S of the Act or another exemption from the registration requirements of the Act.  Such Initial Purchaser agrees that, during such 40-day restricted period, it will not cause any advertisement with respect to the Series A Notes (including any “tombstone” advertisement) to be published in any newspaper or periodical or posted in any public place and will not issue any circular relating to the Series A Notes, except such advertisements as permitted by and include the statements required by Regulation S.

(h)           Notice Required.  Such Initial Purchaser agrees that, at or prior to confirmation of a sale of Series A Notes by it to any distributor, dealer or person receiving a selling concession, fee or other remuneration during the 40-day restricted period referred to in Rule 903(b)(3) under the Act, it will send to such distributor, dealer or person receiving a selling concession, fee or other remuneration a confirmation or notice to substantially the following effect:

“The Series A Notes covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of your distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the Offering and the Closing Date, except in either case in accordance with Regulation S under the Securities Act (or Rule 144A under the Securities Act or to institutional “accredited investors,” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) in transactions that are exempt from the registration requirements of the Securities Act), and in connection with any subsequent sale by you of the Series A

Notes covered hereby in reliance on Regulation S during the period referred to above to any distributor, dealer or person receiving a selling concession, fee or other remuneration, you must deliver a notice to substantially the foregoing effect.  Terms used above have the meanings assigned to them in Regulation S.”

(i)            Regulation S Security.  Such Initial Purchaser agrees that the Series A Notes offered and sold in reliance on Regulation S will be represented upon issuance by a global security that may not be exchanged for definitive securities until the expiration of the 40-day restricted period referred to in Rule 903(b)(3) of the Act and only upon certification of beneficial ownership of such Series A Notes by non-U.S. persons or U.S. persons who purchased such Series A Notes in transactions that were exempt from the registration requirements of the Act.

8.     Indemnification.

(a)           Indemnification of Initial Purchasers.  Each of the Company Entities shall, jointly and severally, without limitation as to time, indemnify and hold harmless each of the Initial Purchasers and each person, if any, who controls (within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act) any of the Initial Purchasers (any of such persons being hereinafter referred to as a “controlling person”), and the respective officers, directors, partners, employees, representatives and agents of any of the Initial Purchasers and any such controlling person (collectively, the “Purchaser Indemnified Parties”), to the fullest extent lawful, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, costs of preparation and reasonable attorneys’ fees) and expenses (including, without limitation, costs and expenses incurred in connection with investigating, preparing, pursuing or defending against any of the foregoing) (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Circular or the Offering Circular (or any amendment or supplement thereto) or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that neither the Company nor any Guarantor shall be liable under the indemnity provided in this Section 8(a) to any Purchaser Indemnified Party for any Losses that (A) result solely from an untrue statement of a material fact contained in, or the omission of a material fact from, any Preliminary Offering Circular, which untrue statement or omission was completely corrected in the Offering Circular (as then amended or supplemented) if it shall have been determined by a court of competent jurisdiction by final and nonappealable judgment that (1) such Purchaser Indemnified Party sold the Notes to the person alleging such Loss and failed to send or give, at or prior to the written confirmation of such sale, a copy of the Offering Circular (as then amended or supplemented), if required by law to have so delivered it; and (2) the Company had previously furnished copies of the corrected Offering Circular to such Purchaser Indemnified Party within a reasonable amount of time prior to such sale or such confirmation, and (3) the corrected Offering Circular, if delivered, would have been a complete defense against the person asserting such Loss; or (B) are based on an untrue statement or omission or alleged untrue statement or omission  or alleged omission made in reliance on and in conformity with the Furnished Information.

(b)           Indemnification of the Company Entities.  Each of the Initial Purchasers shall, severally but not jointly, indemnify and hold harmless each of the Company Entities and each of their controlling persons and the respective members, managers, officers, directors, partners, employees, representatives and agents of the Company Entities and any such controlling person to the same extent as the foregoing indemnity from the Company Entities to each of the Purchaser Indemnified Parties stated in Section 8(a), but only with respect to Losses that arise out of or are based upon an untrue statement or omission or alleged untrue statement or omission made in reliance on and in conformity with the Furnished Information.  Notwithstanding the foregoing, any liability of an Initial Purchaser hereunder shall be limited to an amount not to exceed the excess (such excess, the “Aggregate Amount”) of (i) the aggregate gross proceeds received by such Initial Purchaser from the sale of the Series A Notes over (ii) the sum of (A) the aggregate price at which such Initial Purchaser purchased the Series A Notes from the Company and (B) the amount of any Losses that such Initial Purchaser or such Initial Purchaser’s  Purchaser Indemnified Parties otherwise have been required to pay by reason of such untrue or alleged untrue statement of such omission or alleged omission.

(c)           Actions Against Parties; Notification.  If any Proceeding shall be brought or asserted against any person entitled to indemnification hereunder (an “Indemnified Party”), such Indemnified Party shall give prompt written notice to the party or parties from which such indemnification is sought (the “Indemnifying Parties” and each, an “Indemnifying Party”); provided, that the failure to so notify the Indemnifying Parties shall not relieve any of the Indemnifying Parties from any obligation or liability except to the extent (but only to the extent) that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnifying Party has been prejudiced materially by such failure.

The Indemnifying Parties shall have the right, exercisable by giving written notice to an Indemnified Party, within 20 Business Days after receipt of written notice from such Indemnified Party of such Proceeding, to assume, at their expense, the defense of any such Proceeding; provided, that an Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or parties unless: (i) the Indemnifying Parties have agreed to pay such fees and expenses; (ii) the Indemnifying Parties shall have failed promptly to assume the defense of such Proceeding or shall have failed to employ counsel reasonably satisfactory to such Indemnified Party; or (iii) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and one or more Indemnifying Parties (or any affiliates or controlling persons of any of the Indemnifying Parties), and such Indemnified Party shall have been advised by counsel that there may be one or more defenses available to such Indemnified Party that are in addition to, or in conflict with, those defenses available to the Indemnifying Party or such affiliate or controlling person (in which case, if such Indemnified Party notifies the Indemnifying Parties in writing that it elects to employ separate counsel at the expense of the Indemnifying Parties, the Indemnifying Parties shall not have the right to assume the defense thereof and the reasonable fees and expenses of such counsel shall be at the expense of the Indemnifying Parties; it being understood, however, that, the Indemnifying Parties shall not, in connection with any one such Proceeding or separate but substantially similar or related Proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for such Indemnified Party).

None of the Indemnifying Parties shall, without the prior written consent of the Indemnified Party, consent to entry of any judgment in or enter into any settlement of any pending or threatened Proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not any Indemnified Party is a party thereto) unless such judgment or settlement includes, as an unconditional term thereof, the giving by the claimant or plaintiff to each Indemnified Party of a release, in form and substance reasonably satisfactory to the Indemnified Party, from all Losses that may arise from such Proceeding or the subject matter thereof (whether or not any Indemnified Party is a party thereto).

(d)           Contribution.  If the indemnification provided for in this Section 8 is unavailable to an Indemnified Party or is insufficient to hold such Indemnified Party harmless for any Losses in respect of which this Section 8 would otherwise apply by its terms (other than by reason of exceptions provided in this Section 8), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the

Subsidiaries, on the one hand, and the Initial Purchasers, on the other hand, from the Offering or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company Entities, on the one hand, and the Initial Purchasers, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations.  The relative benefits received by the Company Entities, on the one hand, and the Initial Purchasers, on the other hand, shall be deemed to be in the same proportion as the total net proceeds from the Offering (before deducting expenses) received by the Company Entities, on the one hand, and the total discounts and commissions received by the Initial Purchasers, on the other hand, bear to the total price of the Series A Notes in Exempt Resales as set forth on the cover page of the Offering Circular.  The relative fault of the Company Entities, on the one hand, and the Initial Purchasers, on the other hand, shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or any Subsidiary, on the one hand, or the Initial Purchasers, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The amount paid or payable by an Indemnified Party as a result of any Losses shall be deemed to include any legal or other fees or expenses incurred by such party in connection with any Proceeding, to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section 8 was available to such party.

Each party hereto agrees that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 8(d), the Initial Purchasers shall not be required to contribute, in the aggregate, any amount in excess of the Aggregate Amount.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e)           Nonexclusive Remedy. The indemnity and contribution agreements contained in this Section 8 are in addition to any liability that any of the Indemnifying Parties may otherwise have to the Indemnified Parties, and do not limit in any way rights or remedies which may otherwise be available at law or in equity.

9.     Conditions.

(a)     Conditions to Obligations of Initial Purchasers.  The obligations of the Initial Purchasers to purchase the Series A Notes under this Agreement are subject to the satisfaction or waiver of each of the following conditions:

(i)            Representations and Warranties of Company Entities.  All the representations and warranties of each of the Company Entities in this Agreement and in each of the Transaction Documents to which it is a party shall be true and correct in all material respects (other than representations and warranties with a Material Adverse Effect qualifier or other materiality qualifier, which shall be true and correct as written) at and as of the Closing Date after giving effect to the Transactions with the same force and effect as if made on and as of such date.  On or prior to the Closing Date, each of the Company Entities shall have performed or complied in all material respects with all of the agreements and satisfied in all material respects all conditions on their respective parts to be performed, complied with or satisfied pursuant to the Transaction Documents.

(ii)           Contents of Offering Circular.  The Offering Circular as of its date did not, and without giving effect to any amendment or supplement thereto, as of the Closing Date does not, and each supplement or amendment thereto as of its date did not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that the foregoing shall not apply to any statements or omissions made by the Company in reliance on and in conformity with the Furnished Information.

(iii)          Availability of Offering Circular.  The Offering Circular shall have been printed and copies made available to the Initial Purchasers not later than 12:00 noon, New York City time, on the second Business Day following the date of this Agreement or at such later date and time as the Initial Purchasers may approve.

(iv)          No Injunction.  No injunction, restraining order or order of any nature by a Governmental Authority shall have been issued as of the Closing Date that would prevent or interfere with the issuance and sale of the Series A Notes and the Guarantees or the consummation of any of the Transactions; and no stop order suspending the qualification or exemption from qualification of any of the Series A Notes in any jurisdiction shall have been issued and no Proceeding for that purpose shall have been commenced or be pending or contemplated.

(v)           No Proceedings.  No action shall have been taken and no Applicable Law shall have been enacted, adopted or issued that would,

as of the Closing Date, prevent the consummation of any of the Transactions.  No Proceeding shall be pending or threatened other than Proceedings that (A) if adversely determined would not, singly or in the aggregate, adversely affect the issuance or marketability of the Series A Notes, and (B) would not, singly or in the aggregate, have a Material Adverse Effect.

(vi)          No Material Adverse Change.  Since the date as of which information is given in the Offering Circular (without giving effect to any amendment thereto or supplement thereto), there shall not have occurred any change in the properties, business, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole that, in the Initial Purchasers’ judgment, is material and adverse and could, in the Initial Purchasers’ judgment, (i) make it impracticable or inadvisable to proceed with the Offering or delivery of the Series A Notes, including the Exempt Resales, on the terms and in the manner contemplated in the Offering Circular or (ii) materially impair the investment quality of the Notes

(vii)         PORTAL; Ratings.  The Notes shall have (A) been designated PORTAL securities in accordance with the rules and regulations adopted by the NASD relating to trading in the PORTAL market, and (B) received a rating of “B2” and “B+” from Standard & Poor’s Corporation and Moody’s Investors Service, Inc., respectively.

(viii)        Maintenance of Rating.  As of the Closing Date, (i) there shall not have occurred any downgrading, suspension or withdrawal of, nor shall any notice have been given of any potential or intended downgrading, suspension or withdrawal of, or of any review (or of any potential or intended review) for a possible change that does not indicate the direction of the possible change in, any rating of any securities of the Company (including, without limitation, the placing of any of the foregoing ratings on credit watch with negative or developing implications or under review with an uncertain direction) by any “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) under the Act, (ii) there shall not have occurred any change, nor shall any notice have been given of any potential or intended change, in the outlook for any rating of any securities of the Company by any such rating organization and (iii) no such rating organization shall have given notice that it has assigned (or is considering assigning) a lower rating to the Notes than that set forth in Section 9(a)(vii)(B) above.

(ix)           Officers’, Secretary’s and Solvency Certificates.  The Initial Purchasers shall have received on the Closing Date (A) certificates dated the Closing Date, signed by  (1) the Chief Executive Officer, and (2) the principal financial or accounting officer of each of the Company Entities, on behalf of such Company Entity, (x) confirming the matters set forth in paragraphs (i), (ii), (iv), (v), (viii) and (xv) of this Section 9(a) and (y) to the effect that since the date as of which information is given in the Offering Circular (without giving effect to any amendment thereto or supplement thereto), there shall not have occurred any material adverse change in the properties, business, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole, (B)  a certificate, dated the Closing Date, signed by the Secretary of each of the Company Entities, certifying such matters as the Initial Purchasers may reasonably request, and (C) a certificate of solvency, dated the Closing Date, signed by the principal financial or accounting officer of the Company Entities substantially in the form previously approved by the Initial Purchasers.

(x)            Opinions of Counsel.  The Initial Purchasers shall have received a favorable opinion (in form and substance satisfactory to the Initial Purchasers and counsel to the Initial Purchasers), dated the Closing Date, of each of the following: (A) Winston & Strawn LLP, special counsel to the Company Entities, containing opinions substantially to the effect of the opinions set forth in Exhibit A hereto; and (B) Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Initial Purchasers.

(xi)           Accountants’ Comfort Letters.  The Initial Purchasers shall have received from each of The Hanke Group, P.C. and PricewaterhouseCoopers LLP, independent public accountants with respect to the Company, (1) a customary comfort letter, dated as of the date of the Offering Circular, in form and substance satisfactory to the Initial Purchasers, containing the information and statements of the type ordinarily included in accountants’ “comfort letters,” with respect to the financial statements of the Company and the Subsidiaries and certain financial information with respect to the Company and the Subsidiaries contained in the Offering Circular and (2) a customary comfort letter, dated the Closing Date, in form and substance satisfactory to the Initial Purchasers, to the effect that each of The Hanke Group, P.C. and PricewaterhouseCoopers LLP reaffirms the statements made in its letter furnished pursuant to clause (1) above, except that the specified date referred to shall be a date not more than five days prior to the Closing Date.

(xii)          Execution and Delivery of Documents.  The Transaction Documents shall have been executed and delivered by all parties thereto and the Initial Purchasers shall have received a fully executed original of each Transaction Document.

(xiii)         Additional Transaction Documents.  The Initial Purchasers or their counsel shall have received copies of all opinions, certificates, letters and other documents delivered under or in connection with the Transactions.

(xiv)        Security Documents.  The Company shall have furnished to the Initial Purchasers the Security Documents duly executed by the Company and the Guarantors party thereto, together with:

(A)          proper financing statements, each in the form to be filed on the Closing Date under the Uniform Commercial Code of all jurisdictions that may be deemed necessary or desirable in order to perfect the Liens created by the Security Documents, covering the Collateral and naming the Secured Party as secured party, which financing statements shall be so filed on the Closing Date;

(B)           contemplated requests for information and lien search results, listing all effective financing statements filed in the jurisdictions referred to in paragraph (A) above that name any of the Company Entities as debtor, together with copies of such financing statements (none of which shall cover the Collateral described in the Security Documents);

(C)           copies of duly executed payoff letters, UCC-3 termination statements, mortgage releases, intellectual property releases and other collateral releases and terminations, each in form and substance satisfactory to the Initial Purchasers evidencing the release of each item of Collateral and the termination of all Liens thereon (other than Liens created by the Indenture and the Security Documents), and each such payoff letter, release and termination shall be in full force and effect.

(D)          any other documents required to be delivered to the Secured Party pursuant to the Security Documents and reasonable evidence that all other actions necessary or desirable to perfect and protect the Liens created by the Security Documents have been taken.

(xv)         Consummation of Transactions.  Each of the Transactions shall have been consummated on terms that conform, and each of the Transaction Documents shall conform, in all material respects, to the description thereof in the Offering Circular.

(xvi)        Permits.  All Permits required to be obtained from, and all notices or declarations required to be made with, any Governmental Authority to permit the issuance and sale of the Series A Notes and the Guarantees in accordance with the terms of, and in the aggregate principal amount set forth in, this Agreement shall have been obtained and made, in each case free of any conditions other than those set forth in this Agreement; and all

Permits required to be obtained from, and all notices or declarations required to be made with, any Governmental Authority to consummate the other Transactions contemplated by the Transaction Documents shall have been obtained and made, in each case free of any conditions other than those set forth in such Transaction Documents.

(xvii)       Additional Documents.  Counsel to the Initial Purchasers shall have been furnished with such documents as they may reasonably require for the purpose of enabling them to review or pass upon the matters referred to in this Section 9 and in order to evidence the accuracy, completeness and satisfaction of the representations, warranties and conditions contained in this Agreement.

(b)           Conditions to the Company’s and the Guarantors’ Obligations.  The obligations of the Company to sell, and the obligations of the Guarantors to guarantee, the Series A Notes under this Agreement are subject to the satisfaction or waiver of each of the following conditions:

(i)            Payment.  The Initial Purchasers shall have delivered payment to the Company for the Series A Notes pursuant to Sections 2 and 4 of this Agreement and shall have complied with all other obligations and agreements required to be complied with by them hereunder on or prior to the Closing Date.

(ii)           Representations and Warranties.  All of the representations and warranties of the Initial Purchasers in this Agreement shall be true and correct in all material respects at and as of the Closing Date, with the same force and effect as if made on and as of such date.

(iii)          No Injunctions.  No injunction, restraining order or order of any nature by a Governmental Authority shall have been issued as of the Closing Date that would prevent or interfere with the issuance and sale of the Series A Notes and the Guarantees or the consummation of any of the Transactions; and no stop order suspending the qualification or exemption from qualification of any of the Series A Notes in any jurisdiction shall have been issued and no Proceeding for that purpose shall have been commenced or be pending or contemplated as of the Closing Date.

10.  Termination.  This Agreement shall become effective upon the execution and delivery of this Agreement by each of the parties hereto.  The Initial Purchasers may terminate this Agreement at any time prior to the Closing Date by written notice to the Company if any of the following has occurred:

(a)           Failure to Satisfy Conditions.  Any of the conditions contained in Section 9(a) is not fulfilled or is not capable of being fulfilled on or prior to the Closing Date.

(b)           Outbreak of Hostilities.  Any outbreak or escalation of hostilities, any declaration of war by the United States, any other calamity, emergency or crisis, any material adverse change in economic conditions in or the financial markets of the United States or elsewhere or any change or development involving a prospective change in national or international  political, financial or economic conditions, in each case the effect of which could make it, in the Initial Purchasers’ judgment, impracticable or inadvisable to market or proceed with the offering or delivery of the Series A Notes on the terms and in the manner contemplated in the Offering Circular or to enforce contracts for the sale of any of the Series A Notes.

(c)           Suspension of Trading.  The suspension or limitation of trading generally in securities on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market or any setting of limitations on prices for securities on any such exchange or on the Nasdaq National Market.

(d)           Enactment of Adverse Law.  The enactment, publication, decree or other promulgation after the date hereof of any Applicable Law that in the Initial Purchasers’ opinion materially and adversely affects, or could materially and adversely affect, the properties, business, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Company or any of the Subsidiaries.

(e)           Banking Moratorium.  (i) The declaration of a banking moratorium by federal, New York State or Delaware authorities, or (ii) the taking of any action by any Governmental Authority after the date hereof in respect of its monetary or fiscal affairs that in the Initial Purchasers’ opinion could have a material adverse effect on the financial markets in the United States or elsewhere and which could make it, in the Initial Purchasers’ judgment, impracticable or inadvisable to market or proceed with the offering or delivery of the Series A Notes on the terms and in the manner contemplated in the Offering Circular or to enforce contracts for the sale of any of the Series A Notes.

The respective indemnities, contribution and expense reimbursement provisions and agreements, and representations, warranties and other statements of the Company Entities and the Initial Purchasers set forth in or made pursuant to this Agreement shall remain operative and in full force and effect, and will survive, regardless of (i) any investigation, or statement as to the results thereof, made by or on behalf of the Initial Purchasers or any of the Company Entities, or any of their respective officers, directors, members or managers or any of their respective controlling persons, (ii) acceptance of the Notes, and payment for them hereunder, and (iii) any termination of this Agreement (including, without limitation, any termination pursuant to this Section 10).  Without limiting the foregoing, notwithstanding any termination of this Agreement, the Company Entities shall be and shall remain jointly and severally liable (i) for all expenses that they have agreed to pay pursuant to Section 5(f), and (ii) pursuant to Section 8.

11.  Default of Initial Purchasers.  If one of the Initial Purchasers defaults in its obligations to purchase Notes hereunder and the aggregate principal amount of the Notes that such defaulting Initial Purchaser agreed but failed to purchase does not exceed 10% of the total principal amount of the Notes, the non-defaulting Initial Purchaser may make arrangements satisfactory to the Company for the purchase of such Notes by other persons, including the non-defaulting Initial Purchaser, but if no such arrangements are made by the Closing Date, the non-defaulting Initial Purchaser shall be obligated to purchase the Notes that such defaulting Initial Purchaser agreed but failed to purchase. If one Initial Purchaser so defaults and the aggregate principal amount of the Notes with respect to which such default occurs exceeds 10% of the total principal amount of the Notes and arrangements satisfactory to the non-defaulting Initial Purchaser and the Company for the purchase of such Notes by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of the non-defaulting Initial Purchaser or the Company, except as provided in Section 10 hereof.  As used in this Agreement, the term “Initial Purchaser” includes any person substituted for an Initial Purchaser under this Section 11. Nothing herein will relieve a defaulting Initial Purchaser from liability for its default.

12.  Miscellaneous.

(a)           Notices.  Notices given pursuant to any provision of this Agreement shall be addressed as follows:  (i) if to any of the Company Entities, to The Wornick Company, 3900 North 10th Street, Suite 900, McAllen, Texas 78501, facsimile number (958) 882-7816, Attention:  Chief Executive Officer, with copies to Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, facsimile number (212) 593-5955, Attention: Benjamin M. Polk, Esq. and Winston & Strawn LLP, 200 Park Avenue, New York, New York 10166, facsimile number (212) 294-4700, Attention:  David A. Sakowitz, Esq., and (ii) if to the Initial Purchasers, to c/o Jefferies & Company, Inc., 11100 Santa Monica Boulevard, 10th Floor, Los Angeles, California 90025, Attention:  Lloyd Feller, Esq., with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Suite 3400, Los Angeles, California 90071, facsimile number (213) 687-5600, Attention:  Nicholas P. Saggese, Esq. (provided, that any notice pursuant to Section 8 hereof will be mailed, delivered, telegraphed or sent by facsimile and confirmed to the party to be notified and its counsel), or in any case to such other address as the person to be notified may have requested in writing.

(b)           Successors and Assigns.  This Agreement has been and is made solely for the benefit of and shall be binding upon each of the Company Entities, the Initial Purchasers and, to the extent provided in Section 8, the controlling persons, officers, directors, partners, employees, representatives and agents referred to in Section 8, and their respective heirs, executors, administrators, successors and assigns, all as and to the extent provided in this Agreement, and no other person shall acquire or have any right under or by virtue of this Agreement.  The term “successors and assigns” shall not include a purchaser of any of the Series A Notes from the Initial Purchasers merely because of such purchase.  Notwithstanding the foregoing, it is expressly understood and agreed that each purchaser who purchases Series A Notes from the Initial Purchasers is intended to be a beneficiary of the Company’s covenants contained in the Registration Rights Agreement to the same extent as if the Notes were sold and those covenants were made directly to such purchaser by the Company, and each such purchaser shall have the right to take action against the Company to enforce, and obtain damages for any breach of, those covenants.

(c)           GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED, AND THE RIGHTS OF THE PARTIES SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAWS AND RULE 327(b) OF THE NEW YORK CIVIL PRACTICE LAWS AND RULES.  EACH OF THE COMPANY ENTITIES HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS.  EACH OF THE COMPANY ENTITIES IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TRIAL BY JURY AND ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDINGS BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  EACH OF THE COMPANY ENTITIES IRREVOCABLY CONSENTS, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING

BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE COMPANY OR SUCH GUARANTOR, AS THE CASE MAY BE, AT THE ADDRESS SET FORTH HEREIN, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE INITIAL PURCHASERS TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OF THE COMPANY ENTITIES IN ANY OTHER JURISDICTION.

(d)           Counterparts.  This Agreement may be signed in various counterparts which together shall constitute one and the same instrument.

(e)           Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.  When a reference is made in this Agreement to a Section, paragraph, subparagraph, Schedule or Exhibit, such reference shall mean a Section, paragraph, subparagraph, Schedule or Exhibit to this Agreement unless otherwise indicated.

(f)            Interpretation.  The words “include,” “includes,” and “including” when used in this Agreement shall be deemed in each case to be followed by the words “without limitation.”  The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to June 24, 2004.   The words “hereof,” “herein,” “herewith,”  “hereby” and “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.  The phrase “to the knowledge of the Company Entities” means the actual knowledge, after due inquiry, of any of the directors or officers of any of the Company Entities or any of their controlling persons.  Unless the context otherwise requires, defined terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined.

(g)           Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.  It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(h)           Amendment.  This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by each of the signatories hereto.

[signature pages follow]

Please confirm that the foregoing correctly sets forth the agreement between the Company Entities and the Initial Purchasers.

Very truly yours,

THE WORNICK COMPANY

By:	/s/ Thomas J. Campbell
	Name:		Thomas J. Campbell
	Title:		Secretary

GUARANTORS

RIGHT AWAY MANAGEMENT CORPORATION

By:	/s/ Thomas J. Campbell
	Name:		Thomas J. Campbell
	Title:		Secretary

THE WORNICK COMPANY RIGHT AWAY DIVISION

By:	/s/ Thomas J. Campbell
	Name:		Thomas J. Campbell
	Title:		Secretary

THE WORNICK COMPANY RIGHT AWAY DIVISION, L.P.
By: The Wornick Company Right Away Division, its General Partner

	By:	/s/	Thomas J. Campbell
	Name:		Thomas J. Campbell
	Title:		Secretary

ACCEPTED AND AGREED TO:

JEFFERIES & COMPANY, INC.

By:	/s/ M. Brent Stevens
	Name:	M. Brent Stevens
	Title:	Executive Vice President

CIBC WORLD MARKETS CORP.

By:	/s/ Brian S. Perman
	Name:	Brian S. Perman
	Title:	Managing Director

SCHEDULE 1

Initial Purchaser	Principal Amount of Notes to be Purchased
Jefferies & Company, Inc.	$100,000,000
CIBC World Markets Corp.	$25,000,000
Total	$125,000,000

SCHEDULE 2

GUARANTORS

Name	State of Organization

The Wornick Company Right Away Division	Delaware

The Wornick Company Right Away Division, L.P.	Delaware

Right Away Management Corporation	Delaware

SCHEDULE 3

SUBSIDIARIES

Name	State of Organization

The Wornick Company Right Away Division	Delaware

The Wornick Company Right Away Division, L.P.	Delaware

Right Away Management Corporation	Delaware

SCHEDULE 4

ERISA PLANS

The Wornick Company Employee Stock Ownership Trust (the “ESOT”)

The Wornick Company Employee Stock Ownership Plan (the “ESOP”)